SCHEDULE 14C INFORMATION

                        Definitive Information Statement
        Pursuant to Section 14(c) of the Securities Exchange Act of 1934
                                (Amendment No. 1)

Check the appropriate box:

[ ]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement

                           DYNAMIC INTERNATIONAL, LTD.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1)   Title of each class of  securities  to which  transaction  applies:  Common
     Stock

2)   Aggregate  number of securities to which  transaction  applies:  13,228,000 shares

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

4)   Proposed maximum aggregate value of transaction: N/A

5)   Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identif the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:    $0

2)   Form, Schedule or Registration Statement No.: N/A

3)   Filing Party:      Dynamic International, Ltd.
                        58 Second Avenue, Brooklyn, New York 11215

4)   Date Filed:  August 18, 2000

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                          DYNAMIC INTERNATIONAL, LTD.

                                58 SECOND AVENUE
                            BROOKLYN, NEW YORK 11215

             ------------------------------------------------------

                             INFORMATION STATEMENT

              PURSUANT TO SECTION 14(f) OF THE SECURITIES EXCHANGE
               ACT OF 1934, AS AMENDED, AND RULE 14f-1 THEREUNDER

             ------------------------------------------------------

             NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS
           IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
            NO PROXIES ARE BEING SOLICITED AND YOU ARE REQUESTED NOT
                          TO SEND THE COMPANY A PROXY

             ------------------------------------------------------

                                AUGUST 18, 2000

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
INTRODUCTION

     This Information Statement, which is being mailed on or about August 18, 2000 to the holders of shares of common stock, par value, $0.001 per share (collectively "Shares" or "Common Shares") of Dynamic International, Ltd., a Nevada corporation (the "Company"), is being furnished in connection with an anticipated change in control of the Board of Directors of the Company (the "Board"). This change in control is to be made pursuant to an Equity Transfer and Reorganization Agreement dated as of August 10, 2000 (the "Transfer Agreement") among the Company, Emergent Ventures, LLC ("Emergent") and others. Copies of the Transfer Agreement may be examined at the principal business office of the Company at 58 Second Avenue, Brooklyn, New York 11215 between the hours of 10 a.m. and 4 p.m. every business day between August 18, 2000 and the Closing Date (as hereinafter defined).

     Pursuant to the Transfer Agreement, at the Closing (as hereinafter defined), the Company will issue to the members of Emergent, a privately held investment and venture capital firm specializing in emerging high-tech companies, 39,764,322 Common Shares which shall constitute 90% of the number of Common Shares to be outstanding immediately following the Closing, on a fully-diluted basis, and the current business of the Company will be spun-off to a newly formed wholly-owned subsidiary of the Company ("Newco"), all of the equity of which will be transferred to the current stockholders of the Company.

     The steps that will be taken to complete these transactions, all of which will take place simultaneously, are (1) except for an obligation to repay outstanding bank debt not to exceed $250,000--which obligation will be retained and satisfied by the Company at the closing of the transactions contemplated by the Transfer Agreement (the "Closing")--the Company will transfer to Newco all of the assets and liabilities of the Company; (2) the Company will transfer all of the Common Shares of Newco to the then-current stockholders of the Company as part of a tax-free reorganization; (3) the members of Emergent will transfer all of their interests in Emergent (the "Emergent Interests") to the Company; and
(4) in consideration for its receipt of all of the Emergent Interests, the Company will issue to the members of Emergent 90% of the then-outstanding Common Shares of the Company, calculated on a fully-diluted basis. The Closing of these transactions, which will take place after compliance with the federal securities laws, is anticipated to occur on or before August 31, 2000. The date on which the Closing shall take place is referred to herein as the "Closing Date". After the Closing, Newco expects to continue the present business operations of the Company at the Company's current business location, using the Company's corporate name and logo, and the present public company, 90% of the Common Shares of which will then be owned by the members of Emergent, will change its corporate name and its trading symbol.

     Pursuant to the Transfer Agreement, the Emergent Members will have the right to designate two of the three directors of the Company.

     No action is required by the stockholders of the Company in connection with the designation of the new members of the Board ("the Emergent Designees"). However, Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the mailing to the Company's stockholders of the information set forth in this Information Statement prior to a change in the majority of the Company's directors otherwise than at a meeting of the Company's stockholders.

     The information contained in this Information Statement concerning Emergent, the members of Emergent and the Emergent Designees has been furnished to the Company by persons affiliated with Emergent, and the Company assumes no responsibility for the accuracy or completeness of such information.

VOTING SECURITIES

     The Common Shares is the only class of voting securities of the Company entitled to vote for the election of directors. Each Share is entitled to one vote. As of July 31, 2000, there were 4,417,242 Shares outstanding. The Board currently consists of four members. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

THE BOARD OF DIRECTORS;
RIGHT TO DESIGNATE DIRECTORS; THE EMERGENT DESIGNEES

     To the best knowledge of the Company, none of the Emergent Designees owns any equity securities of the Company. It is expected that the Emergent Designees may assume office at any time following the Closing Date, and that, upon assuming office, the Emergent Designees will thereafter constitute at least two-thirds of the Board.

     Biographical information concerning each of the Emergent Designees and the current directors and executive officers of the Company is presented below.

     With respect to the Emergent Designees, the following table, prepared from information furnished to the Company by Emergent, sets forth the name, age, present principal occupation or employment and five-year employment history for each of the persons who may be designated by Emergent as Emergent Designees. If necessary, Emergent may choose additional or other Emergent Designees, subject to the requirements of Rule 14f-1. The business address of each person is c/o Emergent Ventures, LLC, 375 Park Avenue, 36th Floor, New York, New York 10152.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME                AGE                        DURING THE PAST FIVE YEARS:
            ----                ---    -------------------------------------------------------------------
Daniel Yun..................    33     Managing Member of Emergent Ventures, LLC

Mark Waldron................    33     Managing Member of Emergent Ventures, LLC

          DANIEL YUN was one of the two founders of Emergent Ventures, LLC and has been one of its two managing members since March 2000. He was also one of the two founders of Emergent Capital, LLC, a private investment fund, and has been one of its two managing members since September 1998. From July 1993 to July 1998, Mr. Yun was vice president and head of Middle Market Derivatives at Lehman Brothers. As the global head of institutional coverage, Mr. Yun's responsibilities included creating and risk managing market neutral strategies for over three hundred clients. He was previously an emerging markets trader and risk manager with Lehman Brothers. Before joining that company, Mr. Yun was a strategist in the Fixed Income Division of Goldman, Sachs & Co. A graduate of the United States Military Academy at West Point with a B.S. in Mathematics and Economics, Mr. Yun joined the U.S. Army with the rank of Captain. His positions included a two-year assignment as a company commander responsible for leading and training 220 multinational forces. He attended Airborne, Air Assault and Ranger Schools and served two tours of duty in Korea. While still in the Army, he also obtained an M.A. degree in Public Administration. His publications include "Understanding Exotic Derivatives" in Controlling and Managing Interest Rate Risk, Robert Klein, editor, Prentice-Hall, Englewood Cliffs, New Jersey
(1996). At the present time, Mr. Yun serves as Commissioner of Protocol for the City of New York, a position to which he was appointed by Mayor Rudy Guiliani.

     MARK WALDRON was one of the two founders of Emergent Ventures, LLC and has been one of its two managing members since March 2000. He was one of the two founders of Emergent Capital, LLC and has been one of its two managing members since September 1998. From June 1993 to June 1998, Mr. Waldron was a vice president of J. P. Morgan & Co., and head of its Hedge Fund Group in Equity Derivatives, prior to which he was in charge of Morgan's Structured Products effort. As the manager of the Morgan Hedge Fund Group, his responsibilities included overseeing the department's proprietary strategies development, its research and marketing activities, and its external relationship with hedge funds generally. Mr. Waldron joined J. P. Morgan after receiving his MBA degree from Northwestern University's Kellogg Graduate School of Management, where he attained Dean's List standing. Before he attended Business School, Mr. Waldron worked for Bankers' Trust Company, where he structured fixed income and commodity derivative models. Mr. Waldron received a B.A. degree with Honors from the University of Western Ontario in London, Canada. His publications include a popular business school case study on derivatives and a derivative reference guide to bond options.

     Emergent has advised the Company and its Board that following the consummation of the transactions contemplated by the Transfer Agreement, the Company will engage in the business of continuing to build a network of technology businesses which Emergent believes will offer significant growth opportunities. The Company's operating strategy will be to acquire a significant equity interest in early stage technology companies and to proved the services listed below to such companies. Emergent has previously focused on technology businesses with significant Internet features and applications. The Company will continue to focus on such Internet businesses, as well as upon a broad range of other technology oriented businesses.

     Through the collective experience of Messrs. Yun and Waldron, and that of their affiliates and advisors, the Company intends to promote the development of these businesses by offering business development services that cover core management disciplines such as strategic consulting, finance, business development and public relations. In addition, the Company will seek to apply the experience of both its management team and their affiliates and advisors to, among other matters, review and formulate business models, create performance benchmarks, provide introductions to strategic partners, and advise on, and facilitate the completion of, additional rounds of financing for their network companies.

     Emergent has advised the Company that, to the best knowledge of Emergent, none of the Emergent Designees currently is a director of, or holds any position with the Company and none of the Emergent Designees beneficially owns any securities (or rights to acquire any securities) of the Company or has been involved in any transactions with the Company or any of its directors, executive officers or affiliates that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission. To the knowledge of Emergent, none of the Emergent Designees has any family relationship with any current director or executive officer of the Company.

     Emergent has advised the Company that each of the persons listed in the table above has consented to act as a director, and that none of such persons has during the last five years been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was, or is, subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws or is involved in any other legal proceeding which is required to be disclosed under
Item 401(f) of Regulation S-K promulgated by the SEC.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

OFFICERS AND DIRECTORS

     The current officers and directors of the Company are listed below. Marton
B. Grossman will resign as Chairman and President of the Company at the Closing, but will remain as a Director. At the Closing, all of the other current officers and directors of the Company will resign all of their positions with the Company.

          NAME              AGE                        POSITION
          ----              ---                        --------
Marton B. Grossman......    69     Chairman, President and Director
Isaac Grossman..........    38     Vice Chairman, Treasurer, Secretary and Director
Sheila Grossman.........    60     Director
William P. Dolan........    47     Vice President -- Finance
John Holodnicki.........    47     Vice President -- Sales
Jack Pers...............    53     Vice President -- Sales
Bernard Goldman.........    79     Director*

*Member of the Company's Audit Committee

     MARTON B. GROSSMAN has been the Chairman, President and a director of the Company since July 29, 1996. For the past 34 years, he has been President of Achim Importing Co., Inc. ("Achim"), a privately-held company engaged in the import and export of window coverings and accessories. In addition, he is president of MG Holding Corp., a privately-held financial holding company. Mr. Grossman spends approximately 20% of his time working for the Company. Mr. Grossman is the father of Isaac Grossman, who serves the Company as Vice Chairman, Treasurer, Secretary and director.

     ISAAC GROSSMAN has been the Company's Vice Chairman, Treasurer, Secretary and director since July 1996, and has served as Vice President of Achim since 1989. He is the son of Marton B. Grossman, the Company's Chairman, President and a director. Mr. Grossman spends approximately 20% of his time working for the Company.

     SHEILA GROSSMAN was elected a director in October 1997. From 1962 to 1987 she was affiliated with Achim where she performed a variety of functions including Secretary to the President. Ms. Grossman is the spouse of Marton Grossman, the Company's Chairman, President and director.

     WILLIAM P. DOLAN has been the Company's Vice President-Finance since July 1996. Prior thereto, he had been the Company's Treasurer and Secretary since 1989. Mr. Dolan graduated from the William Peterson College of New Jersey and is a Certified Public Accountant.

     JOHN HOLODNICKI has been a Vice President-Sales at the Company since 1994. From 1981 to 1994, he was a Vice President-Sales at HIT Industries, an importer of business computer cases. Mr. Holodnicki earned a degree in Marketing from the University of Illinois in 1975.

     JACK PERS has been an Executive Vice President-Sales at the Company since October 1998. He began working for the Company on a consulting basis in August 1997 as Director of Product Development. His experience includes a Senior Buyer position at Herman's Sporting Goods from 1975-1995. Mr. Pers left the Company in June 2000.

     BERNARD GOLDMAN was elected a member of the Board in October 1997. Mr. Goldman was the Chief Executive Officer of Goldman's Department Store, a chain consisting of 12 stores, from 1957 to 1979. Mr. Goldman has been and continues to be a director and an executive officer of a number of community and charitable institutions and organizations.

BOARD OF DIRECTORS

     Each director is elected at the Company's annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. At present, the Company's bylaws require no more than one director. Currently, there are four directors of the Company, but following the Closing, the Company's Board will consist of only 3 directors. The bylaws permit the Board to fill any vacancy and the new director may serve until the next annual meeting of stockholders or until his successor is elected and qualified. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board.

     The underwriting agreement for the Company's stock offering completed on December 27, 1997 provided that the underwriter had the right to designate one member of the Board for a period of three years following the consummation of the Company's public offering. To date, no person has been designated by the underwriter, and at present, there is no indication by the underwriter that it intends to exercise the right to designate one member of the Board prior to the expiration of such right on December 27, 2000.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended April 30, 2000 (i) to its Chief Executive Officer, (ii) its other two Executive Officers and (iii) one additional non-executive officer whose cash compensation exceeded $100,000 per year in any such year:

                       SUMMARY COMPENSATION TABLE (1) (2)

                                                               ANNUAL COMPENSATION
                 NAME/PRINCIPAL                   YEAR ENDED   -------------------      ALL OTHER
                    POSITION                       APRIL 30     SALARY     BONUS     COMPENSATION(3)
                 --------------                   ----------    ------     -----     ---------------
Marton B. Grossman                                   2000      $      0                  $31,200
  Chairman, President &                              1999      $      0                  $31,200
  Director......................................     1998      $      0

Isaac Grossman                                       2000      $      0                  $32,240
  Vice Chairman, Treasurer,                          1999      $      0                  $32,240
  Secretary and Director........................     1998      $      0                  $32,240

William P. Dolan                                     2000      $111,666                  $     0
  Vice President-Finance........................     1999      $112,249                  $32,240
                                                     1998      $112,976                  $     0

John Holodnicki                                      2000      $170,423                  $     0
  Vice President................................     1999      $123,769                  $     0
                                                     1998      $124,538                  $     0

(1) The above compensation does not include the use of an automobile and other personal benefits, the total value of which does not exceed as to any named officer or director or group of executive officers the lesser of $50,000 or 10% of such person's or persons' cash compensation.

(2) Pursuant to the regulations promulgated by the Securities and Exchange Commission, the table omits columns reserved for types of compensation not applicable to the Company.

(3) Consists of estimated portion of the fees payable to Achim under a certain 1996 Warehousing Agreement (the "Warehousing Agreement") attributable to Marton Grossman's and Isaac Grossman's activities performed on behalf of the Company. Marton Grossman is the sole shareholder, and Isaac Grossman is an employee, of Achim.

         NONE OF THE INDIVIDUALS LISTED IN THE ABOVE TABLE RECEIVED ANY LONG-TERM INCENTIVE PLAN AWARDS DURING THE PRECEDING FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 15, 2000, information regarding the beneficial ownership of the Company's Common Shares based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Shares, (ii) each of the Company's officers and directors, and (iii) all officers and directors of the Company as a group. Each stockholder's address is c/o the Company, 58 Second Avenue, Brooklyn, New York 11215, unless otherwise indicated.

                                                              SHARES OWNED BENEFICIALLY
                                                                   AND OF RECORD(1)
                                                          ----------------------------------
                   NAME AND ADDRESS                       NO. OF SHARES           % OF TOTAL
                   ----------------                       -------------           ----------
Marton B. Grossman (2).................................     2,842,977                64.4
Isaac Grossman.........................................     2,842,977                   *
Sheila Grossman (2)....................................     2,842,977                64.4
Bernard Goldman........................................             0                   *
  2100 Boca West Drive
  Laurel Oaks, FL
William P. Dolan.......................................           123                   *
John Holodnicki........................................            11                   *
Jack Pers..............................................             0                   *
All Officers and Directors                                  2,843,111                64.4
  As a Group (7 persons)...............................

* Less than 1%

(1) Includes shares issuable within 60 days upon the exercise of all options and warrants. Shares issuable under Options or warrants are owned beneficially but not of record.

(2) Consists of 2,516,614 shares registered in the name of Marton Grossman and 326,363 shares held by a charitable family foundation (the "Foundation"). Mr. Grossman and his wife are the directors of the Foundation. Marton and Sheila Grossman disclaim beneficial ownership in the shares held by the Foundation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Warehousing Agreement, Achim performs certain administrative services on behalf of the Company. Under the Warehousing Agreement, Achim assists the Company in, among other things, the maintenance of financial and accounting books and records, the preparation of monthly financial accounts receivable, aging schedules and other reports and credit checks on the Company's customers.

     In consideration of these services, Achim receives an annual fee, payable monthly, calculated as a percentage of the Company's invoiced sales originating at the warehouse from which the Company's merchandise is stored and shipped, ranging from 4% of invoiced sales under $30,000,000 to 3% for sales of $60,000,000 or more.

     For sales not originating at the warehouse, Achim receives a service fee in the amount of 1.5% of the Company's invoiced sales to customers and accounts located in the United States if payment is made by letter of credit and 1% if such customers and accounts are located outside the United States, irrespective of manner of payment.

     In addition, under the Warehousing Agreement, Achim provides warehousing services consisting of receiving, shipping and storing of the Company's merchandise. The Company pays Achim a monthly fee of 3% of its invoiced sales originating at the warehouse in connection with these warehousing services performed by Achim under the Warehousing Agreement.

     The Warehousing Agreement has a term of two years and is automatically renewable for additional one-year periods unless written notice of termination is given at least six months prior to the commencement of a renewal period. During the fiscal year ended April 30, 2000, the Company accrued approximately $410,000 in fees under the Warehousing Agreement.

     Achim is wholly owned by Marton B. Grossman, the Company's Chairman and President. The Company believes that the terms of the Warehousing Agreement with Achim are at least as favorable as would have ben obtained from an unaffiliated third party. The Warehousing Agreement will be terminated at the Closing.

     On April 30, 1998 the Company entered into a credit agreement with The Chase Manhattan Bank, N.A. (the "Credit Agreement"), for maximum borrowings of $1,500,000 in the form of letters of credit and bankers' acceptances. The Credit Agreement provided for a security interest in the inventory and notes and accounts receivable of the Company. The Credit Agreement also provided for the personal guarantee of the President and other major stockholders of the Company for the entire balance. The Credit Agreement has been discontinued and there will be no further activity after all bankers' acceptances and letters of credit have been paid by the Company.

     The Company occupies a warehouse (the "Warehouse") located at 58 Second Avenue, Brooklyn, New York, consisting of approximately 54,400 square feet, of which 4,500 square feet are dedicated to office space. The property is owned by Sym Holding Corp., which is owned by Isaac Grossman and one of his siblings. Isaac Grossman is the Company's Vice Chairman, Treasurer, Secretary and director. The property is leased to Achim, and Achim makes the property available to the Company in accordance with the Warehousing Agreement. Other than the fees payable by the Company under the Warehousing Agreement, the Company pays no rent for the property. After the Closing, Newco will continue to occupy the Warehouse and the Company's business will be conducted from a different location.

     THE COMPANY HAS SENT YOU THIS INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULE 14f-1 THEREUNDER. NO VOTE OR OTHER ACTION IS REQUIRED OF YOU AS A STOCKHOLDER OF THE COMPANY IN CONNECTION WITH THIS INFORMATION STATEMENT. NO PROXIES ARE BEING SOLICITED AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

                                                VERY TRULY YOURS,
                                            DYNAMIC INTERNATIONAL LTD.